Exhibit 5.1


                VOTING AGREEMENT OF INNOVACOM, INC.


     THIS VOTING AGREEMENT, dated February 27, 1997 and amended as of April 1, 1997, May 14, 1997, June 10, 1997 and December 1, 1997 (the
"Agreement"), is made and entered into by and among the following parties:
(i) the shareholder of Sierra Vista Entertainment, Inc. identified in EXHIBIT A hereto (the "Sierra Vista Shareholder"); and (ii) Mr. Mark Koz ("Koz"), a shareholder of InnovaCom, Inc. (collectively, the Sierra Vista Shareholder and Koz shall be referred to herein as the "Shareholders" in the plural and as the "Shareholder" in the singular).

                             RECITALS

     WHEREAS, InnovaCom, Inc., a Nevada corporation ("InnovaCom") and Sierra Vista Entertainment, Inc., a Nevada corporation ("Sierra Vista") have entered into that certain "PLAN AND AGREEMENT OF REORGANIZATION" dated February 27, 1997 and amended as of April 1, 1997, and May 14, 1997 (the "Reorganization Agreement") pursuant to which, among other things, the Sierra Vista Shareholder shall acquire shares of common stock in InnovaCom; and

     WHEREAS, Section 8.3(e) of the Reorganization Agreement provides as a condition precedent to closing that the Sierra Vista Shareholder and Koz shall have entered into a voting agreement wherein Koz shall have the right to nominate three (3) members of the six (6) member board of directors of InnovaCom and the Sierra Vista Shareholder shall have the right to nominate three (3) members of the six (6) member board of directors of InnovaCom, and that all shares subject to the voting agreement shall vote in favor of the six (6) nominees; and

     WHEREAS, the parties desire to enter into this Voting Agreement prepared pursuant to Nevada Corporations Code <section>78.365(3) for the purpose of effectuating the intent of Section 8.3(e) of the Reorganization Agreement;

     NOW, THEREFORE, for the mutual promises contained herein and in the Reorganization Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Sierra Vista Shareholder and Koz hereby AGREE AS FOLLOWS:

     1. SHARES SUBJECT TO AGREEMENT. The number of shares of common stock of InnovaCom listed opposite the name of the Sierra Vista Shareholder in EXHIBIT A hereto, shall be subject to this Agreement. EXHIBIT A is incorporated herein and made a part of this Agreement by this reference.
In addition, the number of shares of common stock of InnovaCom listed opposite the name of Koz in EXHIBIT B hereto, represented by the indicated share certificate numbers, shall be subject to this Agreement. EXHIBIT B is incorporated herein and made a part of this Agreement by this reference.

     2. AGREEMENT TO NOMINATE DIRECTORS AND VOTE SHARES. The parties agree that the Sierra Vista Shareholder shall have the right to nominate three (3) members of the six (6) member board of directors of InnovaCom, and that Koz shall have the right to nominate three (3) members of the six
(6) member board of directors of InnovaCom. All shares subject to this Agreement as identified in Section 1 above shall vote in favor of the six
(6) nominees of the Shareholders at all elections of directors of InnovaCom held during the term of this Agreement.

     3. SHARE CERTIFICATE LEGEND. Each certificate representing the shares of common stock of InnovaCom held by the Sierra Vista Shareholder and by Koz and subject to this Agreement shall be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable securities laws):

     THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT DATED FEBRUARY 27, 1997, AS AMENDED, BY AND BETWEEN CERTAIN SHAREHOLDERS OF SIERRA VISTA ENTERTAINMENT, INC. AND MARK KOZ, A COPY OF WHICH MAY BE OBTAINED FREE OF CHARGE FROM THE COMPANY UPON REQUEST.

     Upon the sale of common stock (i) by the Sierra Vista Shareholder and with the written consent of Koz or, (ii) by Koz and with the written consent of the Sierra Vista Shareholder, each new share certificate issued in connection with such sale and receipt of the appropriate written consent shall be free of the foregoing legend.

     4. SIERRA VISTA SHAREHOLDER'S PROXY. Until such time as the conditions contained in Section 9.5(a) of the Reorganization Agreement have been satisfied, all shares of common stock of InnovaCom held by the Sierra Vista Shareholder and subject to this Agreement shall be voted by Koz, pursuant to a proxy in substantially the form attached hereto as EXHIBIT C, on all matters other than the election of directors.

     5.   TERMINATION OF AGREEMENT.  This Agreement shall terminate five
(5) years after the date first written above.  At any time within the two
(2) years next preceding the expiration of the Agreement, the parties hereto may extend its duration for as many additional periods, each not to exceed ten (10) years, as they wish. Notwithstanding anything else in this Agreement to the contrary, this Agreement shall also terminate upon the date InnovaCom's common stock is accepted for trading on the NASDAQ Stock Market, or on any national stock exchange.

     6. MERGER OR CONSOLIDATION. If InnovaCom is merged into or consolidated with another corporation, or all or substantially all of the assets of InnovaCom are transferred to another corporation, then the term "InnovaCom" shall be construed to include the successor corporation; and the Shareholders shall receive and hold under this Agreement any shares of the successor corporation received by them as a result of their ownership of shares held by them under this Agreement before the merger, consolidation or transfer. Certificates issued and outstanding under this Agreement at the time of the merger, consolidation or transfer may remain outstanding, but the Shareholders may, at their discretion, substitute for these voting certificates new certificates in appropriate form.

     7. NECESSARY ACTS. The parties shall perform any acts, including executing any documents, that may be reasonably necessary to carry out fully the provisions and intent of this Agreement.

     8. NOTICES. All notices, demands, requests, or other communications required or permitted by this Agreement shall be in writing and shall be deemed duly served when personally delivered to the party or to an officer or agent of the party, or when deposited in the United States mail, first-class postage prepaid, addressed to a Shareholder at the address appearing for him or it on the books and records of InnovaCom, or at any other address the party may designate by written notice to the others.

     9. REMEDIES. The parties shall have all the remedies available to them for breach of this Agreement as are provided by law or in equity. The parties further agree that in addition to all other remedies available at law or in equity, the parties shall be entitled to specific performance of the obligations of each party to this Agreement and immediate injunctive relief. The parties also agree that if an action is brought in equity to enforce a party's obligations, no party shall argue, as a defense, that there is an adequate remedy at law.

     10. ATTORNEYS' FEES. In the event of any litigation concerning this Agreement between the parties to this Agreement or the parties to this Agreement and the estate of any deceased Shareholder, the prevailing party shall be entitled, in addition to any other relief that may be granted, to reasonable attorneys' fees.

     11. BINDING ON SUCCESSORS AND ASSIGNS. This Agreement shall be binding on the parties to the Agreement and on each of their heirs, executors, administrators, successors and assigns.

     12. SEVERABILITY. If any provision is unenforceable or invalid for any reason, the remaining provisions shall be unaffected by such a holding.

     13. AMENDMENTS AND MODIFICATIONS. This Agreement may not be amended, modified, changed, supplemented, superseded, canceled or terminated, except by written instrument signed by the parties hereto.

     14. WAIVERS. No waiver of any provision, or consent to any action, or breach of any provision herein contained, shall constitute or be deemed a waiver of a preceding or succeeding breach of the same provision, or of any other provision, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent, or commit a party to provide a waiver or consent in the future, except to the extent specifically set forth in writing.

     15. GOVERNING LAW. This Agreement shall be construed according to and governed by the laws of the State of Nevada.

     16. ENTIRE AGREEMENT. This instrument, and EXHIBIT A and EXHIBIT B hereto, constitute the entire Voting Agreement of InnovaCom and correctly set forth the rights, duties and obligations of each party and of each party to the other. Any prior agreements, promises, negotiations or representations concerning the Agreement's subject matter not expressly set forth in this Agreement are of no force or effect.

     17. SIGNATURES AND COUNTERPARTS. Each of the counterparts of this Agreement executed simultaneously herewith by all parties hereto shall be deemed an original of this Agreement. Facsimile signatures transmitted by telecopy shall have the same dignity, and shall be acceptable for all purposes, as an original signature.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Sierra Vista Shareholder


_______________________________
507784 BC Ltd. By Al Fabbro





MR. MARK C. KOZ



_______________________________
Mark C. Koz, an individual

                             EXHIBIT A


                SIERRA VISTA SHAREHOLDER AND SHARES



                                        SHARES HELD

507784 BC Ltd.                          1,000,000

                             EXHIBIT B


                             KOZ SHARES




4,948,000 shares, Certificate Nos. 000326 through 000544, inclusive

                             EXHIBIT C



                           FORM OF PROXY


     Until the conditions contained in Section 9.5(a) of that certain Plan and Agreement of Reorganization dated February 27, 1997 and amended as of April 1, 1997, (the "Conditions"), the undersigned shareholder of InnovaCom, Inc. hereby appoints Mark Koz as Proxy with the power of substitution and hereby authorizes him to represent and to vote all shares of stock of InnovaCom, Inc. which the undersigned is entitled to vote, on all matters other than the election of directors, at any meeting of shareholders, any written consent of shareholders, any adjournment of any meeting of shareholders, and any other matters which may be subject to shareholder vote or approval.

     This proxy may not be revoked at any time prior to the satisfaction of the Closing Conditions.




Dated: ___________                 _____________________________
                                    Signature of Shareholder

Number of Shares ___________       _____________________________
                                        Name

______________________________
Address

______________________________